Exhibit 10.36

SECONDMENT AGREEMENT

DATE: January 13, 2005 (Effective Date)

PARTIES:

(1)	VODAFONE AMERICAS INC, a corporation duly organized and existing under the laws of the State of Delaware, having its principal place of business at 2999 Oak Road, 10th Floor, Walnut Creek, California 94597 USA (“Vodafone”); and

(2)	CELLCO PARTNERSHIP (d/b/a “Verizon Wireless”), a general partnership duly organized and existing under the laws of the State of Delaware, having its principal place of business at 180 Washington Valley Road, Bedminster, New Jersey 07921 (“Secondment Company”).

RECITALS:

(A)	Vodafone has agreed to provide to the Secondment Company the services of the Employee on and subject to the terms of this Agreement (the “Secondment”).

(B)	Unless otherwise defined in this Agreement, capitalized words and expressions herein shall bear the meanings given in Schedule 1.

IT IS AGREED, as follows:

1	The Services

1.1	Vodafone hereby agrees to make available to the Secondment Company the services of the Employee, with effect on and from the Effective Date for the Secondment Period, as set out in Schedule 1.

1.2	Nothing in this Agreement shall be construed at any time to mean that the Employee is an employee of the Secondment Company or that an employeremployee relationship exists between the Secondment Company and the Employee.

1.3	The Secondment Company shall provide reasonable co-operation, information, data and support as necessary to enable the Employee to perform the services referred to in Schedule 2.

1.4

Vodafone shall have the right at any time without notice and (other than for personal injury or death caused by negligence) without liability to suspend the provision of services by the Employee during the period of any breach by the Secondment Company (including without limitation any failure to pay any sums when due) of the terms of this Agreement or the relevant

Secondment Agreement or for any temporary incapacity of the Employee, or during any period of annual leave of the Employee previously agreed with the Secondment Company, but such suspension shall not affect the Secondment Company’s obligations under Clause 2.

2	Financial Provisions and Tax

2.1	In consideration of Vodafone making available to the Secondment Company the services of the Employee in accordance with Clause 1, the Secondment Company will pay to Vodafone the Secondment Fee. The Secondment Fee will be calculated as set out in Schedule 1. All payments by the Secondment Company under this Agreement shall be made without set-off or counterclaim or condition, and otherwise in accordance with this Agreement.

2.2	The Secondment Company agrees with Vodafone (for itself and on behalf of the Employee) to pay for or reimburse to the Employee:

2.2.1	the additional costs and expenses incidental to the Secondment as referred to in Schedule 1 , under “Secondment Company Costs”;

2.2.2	all costs and expenses of business travel required to be undertaken by the Employee in performing the services pursuant to this Agreement, as reasonably incurred by the Employee during the Secondment Period and in accordance with the Secondment Company’s policies and regulations in this regard as notified by the Secondment Company to Vodafone and the Employee from time to time.

2.3	Vodafone will invoice the Secondment Company for the amounts referred to in Clause 2.1 in arrears and at the intervals agreed between Vodafone and the Secondment Company from time to time.

2.4	If, this Agreement is terminated by mutual agreement for any reason, the parties shall bear severance payments as follows:

2.4.1	Vodafone and Secondment Company shall each bear 50% of severance payments up to an amount equal to 12 months of compensation (as compensation is calculated under the laws of the United States and New Jersey providing for mandatory severance).

2.4.2	Vodafone shall be responsible for any additional severance claimed under the laws of the United States and New Jersey if such claim is based either upon an actual or alleged employee agreement with Vodafone, or upon the Employee’s length of service with Vodafone and its affiliates (not including service with Secondment Company).

2.4.3	Secondment Company shall be responsible for any additional severance claimed under the relevant laws of the United States and California if such claim is based either upon an actual or alleged employee agreement with Secondment Company, or upon the Employee’s length of service (including secondment periods) with Secondment Company and its affiliates.

2.4.4	Secondment Company shall, not however, be liable for any severance or separation pay to the Employee if, while in the employ of Vodafone, the Employee is repatriated.

2.5	If this Agreement is unilaterally terminated by either Vodafone or the Secondment Company, the terminating party shall be solely responsible for bearing all severance or separation pay due to the Employee.

2.6	Payment by the Secondment Company of undisputed invoices referred to in Clause 2.3 is due within 45 days of the date of invoice unless otherwise agreed between the Secondment Company and Vodafone or the Employee as the case may be. Payment shall be made in such currency as may be agreed between the Secondment Company and Vodafone from time to time. All invoices for reimbursement of expenses shall include backup documentation to substantiate the invoice amounts.

2.7	If the Secondment Company fails to pay any amount payable by it under this Agreement on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at the Default Rate, as referred to in Schedule 1, which shall be an arm’s length rate as determined by Vodafone.

2.8	Vodafone shall use reasonable efforts to ensure that Value Added Tax (“VAT”) or such similar taxes that may be payable in the territory of Vodafone shall not be chargeable in respect of the services to be provided under this Agreement. In the event that VAT or similar taxes shall be chargeable on the services, by reason of a secondment agreement between Vodafone and its parent providing for the services of the Employee, the Secondment Company shall pay to Vodafone, on production of a valid invoice, such VAT or similar tax as is required by the relevant tax authorities to be accounted for by Vodafone or its parent.

2.9	In the event that the Employee is entitled to reimbursement by Vodafone of some or all of the income or salary taxes imposed on his/her salary and benefits in kind and payable by the Employee, such reimbursement shall be treated as additional employee related costs of Vodafone.

2.10	Each payment to be made by the Secondment Company hereunder shall be made free and clear of and without deduction of or withholding for or on account of tax, subject to Clause 2.9. The Secondment Company and Vodafone shall use reasonable efforts to ensure that withholding tax or such similar taxes that may be payable in the territory of the Secondment Company shall not be chargeable in respect of the services provided under this Agreement and, should the prevailing taxation treaty between the respective territories of the Secondment Company and Vodafone’s parent permit payments for such services to be made free of withholding tax, the parties shall use their respective reasonable endeavours to obtain an exemption certificate from the relevant tax authority as soon as reasonably practicable. In the event that US tax income withholding is required on Vodafone’s payment to its parent, under a secondment agreement covering the Employee, Vodafone shall invoice such withholding tax to the Secondment Company.

2.11	If the Secondment Company is required by law to make any payment hereunder subject to the deduction or withholding of tax:

2.11.1	the Secondment Company shall provide to Vodafone such information as Vodafone shall reasonably require in order to substantiate the Secondment Company’s claim to be entitled to make the deduction or withholding as aforesaid; and

2.11.2	the Secondment Company shall pay such moneys deducted or withheld to the appropriate body within the appropriate time and shall forthwith provide to Vodafone the relevant tax receipt certificate or such other documentation as shall prove to the reasonable satisfaction of Vodafone that such tax has been paid; and

2.11.3	Vodafone shall use its best endeavours to obtain, under the domestic taxation legislation of the territory of Vodafone, a tax credit or deduction in respect of the tax deducted or withheld; and

2.11.4	to the extent that Vodafone does not receive a tax credit or deduction (as referred to in Clause 2.11.3 in respect of such deduction or withholding of tax, the amount of the payment due from the Secondment Company shall be increased to an amount which (after making any such deduction or withholding) leaves an amount equal to the payment which would have been due if no deduction or withholding had been required.

2.12	The Secondment Company shall co-operate with Vodafone in Vodafone’s tax planning and compliance in relation to the matters contemplated in this Agreement including but not limited to, securing and delivering to Vodafone receipts and government approvals or other documents related to any payments made pursuant to the terms of this Agreement as may reasonably be requested by Vodafone from time to time.

2.13	Vodafone shall be responsible for collecting and timely remitting any US federal and state payroll tax obligations as an employer of the Employee, including unemployment tax, workers compensation, social security (FICA), and wage withholding, and collecting the appropriate sum from the Employee. Vodafone shall invoice the employer’s share of such payroll taxes to the Secondment Company. Vodafone shall use reasonable efforts to avail itself to the benefits associated with the “Agreement on Social Security between the United States of America and the United Kingdom of Great Britain and Northern Ireland,” which entered into force on January 1, 1985.

3	Obligations of the Parties

3.1	The Secondment Company shall be responsible at its own cost for obtaining for the Employee an entry visa of the type specified in Schedule 1 and any relevant work permits.

3.2	Vodafone shall commit that, if so required by the Secondment Company, the Employee will sign an appropriate confidentiality agreement with the Secondment Company prior to performing any services for the Secondment Company pursuant to this Agreement.

3.3	The Secondment Company shall take all reasonable precautions for the health and safety of the Employee during the Secondment Period.

4	Relationship of the Parties

The parties are independent contractors under this Agreement and no other relationship is intended, including a partnership, franchise, joint venture, agency, Vodafone-employee, or master/servant relationship. Neither party shall act in a manner that expresses or implies a relationship other than that of independent contractor, or bind the other party. The parties shall act in good faith at all times to each other.

5	Force Majeure

5.1	Neither party will be liable for any delay in meeting or for failure to meet its obligations under this Agreement due to any cause outside of its reasonable control including, without limitation, strikes, lockouts, Acts of God or acts of the public enemy, war, riot, malicious acts of damage, fire or acts of governmental authority (each a “Force Majeure Event”).

5.2

In the event either party is prevented from meeting its obligations due to any Force Majeure Event, it will notify the other party of the circumstances and use its reasonable endeavours promptly to remove the cause of the Force Majeure Event or the effects thereof and, pending resumption of its performance, shall keep the other party informed of developments. Where practicable, the other party will grant a reasonable extension of time to enable the performance of the obligations affected by the Force Majeure Event.

6	Limitation of Liability

6.1	Save as specifically provided in this Agreement, neither party, nor its employees, agents, officers or directors, will be liable to the other party in contract, tort (including negligence and breach of statutory duty) or otherwise at all, and whatever the cause, for any loss of profit, business contracts, revenues or anticipated savings, or for any special, indirect or consequential damages of any nature at all arising as a result of this Agreement, other than for personal injury or death caused by negligence, to the extent permitted by law, even if the other party has been advised of such loss or damage.

6.2	Vodafone shall not be liable to the Secondment Company in respect of any act or omission of the Employee that is carried out or omitted to be carried out on the instructions of the Secondment Company.

6.3	Subject to Clauses 6.1 and 6.2, the liability of Vodafone in relation to any Employee howsoever arising, whether in contract, tort (including negligence and breach of statutory duty) or otherwise at all and whatever the cause (including any act or omission of the Employee) shall not exceed the aggregate amount of the Secondment Fee paid in respect of the Employee.

6.4	Save as specifically provided in this Agreement, any condition or warranty that might otherwise be implied or incorporated within this Agreement by reason of statute or common law or otherwise is hereby expressly excluded.

7	Confidentiality

7.1	Subject to Clause 7.2, each party shall:

7.1.1	keep confidential the Confidential Information, subject to the terms and conditions of this Agreement;

7.1.2	not use the Confidential Information or any part of it for any purpose other than for the purposes set out in this Agreement;

7.1.3	not disclose the Confidential Information or any part thereof to any person other than to such of its directors, officers, employees (including, in the case of Vodafone, the Employee) or agents to whom disclosure of such Confidential Information is necessary in order to implement the terms of this Agreement (each such person being referred to herein as an “Authorized Person”);

7.1.4	notify the other party immediately it becomes aware that any Confidential Information has been disclosed to or is in the possession of any person who is not an Authorized Person; and

7.1.5	keep all Confidential Information and treat all Confidential Information in a manner that is no less secure than the manner in which it treats its own confidential and/or proprietary information.

7.2	Clause 7.1 shall not prohibit disclosure, use or exploitation by a party of any Confidential Information if and to the extent that such Confidential Information:

7.2.1	is required to be disclosed by law or any governmental or other regulatory authority or the rules and regulations of any recognized stock exchange;

7.2.2	is or becomes part of the public domain otherwise than by breach of this Agreement; or

7.2.3	is given prior written approval by the other party for public release.

7.3	For the purposes of this Agreement, “Confidential Information” shall mean any information received or obtained;

7.3.1	as a result of the entering into of this Agreement; or

7.3.2	which relates to this Agreement or which arises from the services provided hereunder; or

7.3.3	in connection with the business of either of the parties, including, without limitation, commercial, financial, technical, marketing or other data, know-how, trade secrets or any other information of whatever nature in whatever form.

8	Term and Termination

8.1	The period of engagement of the Employee’s services under this Agreement shall commence (or shall be deemed to have commenced) on the Effective Date and shall be for the Secondment Period unless the Agreement is terminated earlier under Clause 8.2 or 8.3 or extended in writing by the parties (subject to the prior written consent of the Employee) or if the Employee’s engagement with Vodafone ends, or the Employee cannot work due to disability, injury, death, or lack of a visa, or any other reason, and such shorter or longer period shall be deemed to be the Secondment Period for the purposes of this Agreement.

8.2	Vodafone shall be entitled to terminate this Agreement with immediate effect at any time by giving written notice to the Secondment Company:

8.2.1	if the Secondment Company is unable to pay its debts or enters into liquidation (except for the purposes of a solvent amalgamation or reconstruction) or makes an arrangement with its creditors or becomes subject to an administration order or a receiver or administrative receiver is appointed over all or of any of its assets or takes or suffers to be taken any similar action in consequence of a debt or ceases or threatens to cease trading or is dissolved or any equivalent procedure in any other jurisdiction occurs; or

8.2.2	if the Secondment Company commits a material breach of this Agreement which in the case of a breach capable of remedy is not remedied within 30 days after Vodafone has given written notice requiring such breach to be remedied;

8.2.3	if there is a sale of the whole or substantially all of the business of the Secondment Company; or a sale of 50% or more of the shares or voting rights in the Secondment Company or any holding company of the Secondment Company; or

8.2.4	if the Employee’s engagement with Vodafone ends, or the Employee cannot work or cannot provide or withdraws his agreement to provide the services contemplated therein due to disability, injury, death, or a lack of a visa, or any other reason, or Vodafone considers at its discretion for any reason that the Secondment should be terminated.

8.3	The Secondment Company shall be entitled to terminate this Agreement with immediate effect at any time by giving written notice to Vodafone:

8.3.1	if Vodafone is unable to pay its debts or enters into liquidation (except for the purposes of a solvent amalgamation or re-construction) or makes an arrangement with its creditors or becomes subject to an administration order or a receiver or administrative receiver is appointed over all or of any of its assets or takes or suffers to be taken any similar action in consequence of a debt or ceases or threatens to cease trading or is dissolved;

8.3.2	if Vodafone commits a material breach of this Agreement which in the case of a breach capable of remedy is not remedied within 30 days after the Secondment Company has given written notice requiring such breach to be remedied; or

8.3.3	if the Employee shall be guilty of any serious misconduct or any serious breach or non-observance of any of his obligations to provide the services or any codes of conduct of the Secondment Company generally applicable to its personnel which have been notified to the Employee.

8.4	Upon termination of this Agreement, final payment shall be rendered for services satisfactorily performed hereunder, as determined in good faith, except if any amount is in dispute, then the provisions of Clause 9 shall apply.

8.5	In the event that this Agreement is terminated by Vodafone under Clauses 8.2.1, 8.2.2 or 8.2.3, Vodafone shall have the right to recover from the Secondment Company, and the Secondment Company shall pay all expenses incurred by Vodafone in returning and relocating the Employee to England.

8.6	Termination of this Agreement for any reason shall not affect the rights and obligations of the parties hereunder that have accrued up to the date of or arising out of such termination or expiry, including the right to claim damages as a result of a breach of this Agreement, or any obligations to pay any outstanding payments due to third parties after the termination date.

9	Escalation: Arbitration

9.1	Each party agrees that any material dispute between the parties relating to this Agreement which the parties are unable to resolve within a reasonable time period will first be submitted in writing to a designated senior executive of each of Vodafone and the Secondment Company who will confer in an effort to resolve such dispute. Any decisions of such executives will be final and binding on the parties. In the event such executives are unable to resolve any dispute within thirty (30) days after submission to them, or in the event either party refuses to designate an executive within ten (10) days following written demand, either party may refer any dispute to arbitration in accordance with Clause 9.2.

9.2	Any controversy or claim arising out of or relating to this Agreement, or the existence, validity, breach or termination hereof, whether during or after its term, will be finally ‘settled and determined by arbitration in San Francisco, California under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules.

10	Survival

The terms, limitations, and exclusions contained in this Agreement that by their nature and context are intended to survive the performance thereof by either party or both parties hereunder shall so survive the completion of performance and termination of this Agreement, including without limitation, confidentiality provisions, limitations of liability, exclusions, and the making of any and all payments due hereunder.

11	Notices

11.1	Any notice, claim or demand in connection with this Agreement shall be in writing (a “Notice”) and shall be sufficiently given or served if delivered or sent:

11.1.1	In the case of Vodafone:

To:	Vodafone Americas Inc.

Address:	2999 Oak Road, 7th Floor
Walnut Creek
California 94597
USA

Fax:

Attention:	Vice President and General Counsel

11.1.2	In the case of Secondment Company:

To:	Cellco Partnership (d/b/a “Verizon Wireless”)

Address:	180 Washington Valley Road
Bedminster
New Jersey 07921
USA

Fax:

Attention:	General Counsel

11.2	Any Notice may be delivered by hand or sent by courier, fax or prepaid first class airmail post. Without prejudice to the foregoing, any Notice shall conclusively be deemed to have been received at the time of delivery if delivered by hand or by courier or if sent by fax, or 60 hours from the time of posting if sent by post, provided that if such deemed time of delivery is not on a Business Day and within normal business hours of the recipient, delivery shall be deemed to have occurred on the commencement of normal business hours of the recipient on the next following Business Day. For the purposes of this Clause, “Business Day” means a day on which banks are generally open for business in the country or state of the recipient.

12	Non-solicitation of the Employee

The Secondment Company shall not solicit the Employee for employment during the term of the Employee’s secondment or for six months after the end of the Secondment Period without Vodafone’s prior written consent.

13	Export Regulations

13.1	The parties acknowledge, and Vodafone shall commit that the Employee shall acknowledge, that compliance with relevant export regulations is mandatory. If the Secondment Company requires the Employee to be restricted from access to specified technical information, or where an export license is required for any technical information of the Secondment Company, the Secondment Company shall notify Vodafone and the Employee prior to the Employee having access to, or being assigned to perform any tasks in relation to, such technical information.

13.2	Vodafone shall, and shall require that the Employee shall, comply with all relevant export licenses and permits notified to Vodafone and/or the Employee, including but not limited to compliance with restrictions on dissemination of information and re-export.

13.3	Vodafone shall not and shall require that the Employee shall not transmit any technology, software or computer source code in connection with the services to be performed by the Employee pursuant to this Agreement to any country or to any citizen or resident of any country that the Secondment Company shall have notified Vodafone and/or the Employee as being contrary to any applicable law governing export compliance.

13.4	Vodafone agrees to maintain for the purposes of such export regulations relevant complete records for the services performed by the Employee pursuant to this Agreement for a period of seven years following the termination of the Secondment Period and to forward such records, or copies or extracts thereof, (on the Secondment Company’s reasonable written request) to the Secondment Company or (on the Secondment Company’s reasonable written request), if so required by the law of the territory of the Secondment Company, to the relevant governmental authority and to permit periodic reasonable audits by the Secondment Company or the relevant governmental authority as required to ensure export compliance.

13.5	The provisions of this Clause 13 shall survive any expiration or termination of this Agreement.

14	Data Protection

14.1	The Secondment Company warrants and undertakes to Vodafone insofar as applicable that:

14.1.1	it complies and will continue to comply with all data protection and privacy laws and regulations, including:

14.1.1.1	the requirements relating to notification by data controllers; and

14.1.1.2	any applicable data protection principles;

14.1.2	it has not received any notice or allegation from either the regulator in charge of data protection or a data subject alleging non-compliance with the relevant data protection principles;

14.1.3	it maintains and will continue to maintain sufficient technical and organizational measures to ensure the security and integrity of its computer and other information systems to prevent the unauthorized or unlawful processing, disclosure, copying or use of confidential information or personal data and against accidental loss or destruction of, or damage to, any confidential information or personal data.

15	Intellectual Property

15.1	The provisions of Schedule 3 shall apply in respect of the Secondment.

15.2	For the purposes of Schedule 3, “Intellectual Property” means any patent, registered design, copyright, design right, data base right, trade mark, service mark, application to register any of the aforementioned rights, trade secret, right in unpatented know-how, right of confidence, and any other intellectual or industrial property right of any nature in any part of the world.

16	Miscellaneous

16.1	This Agreement, together with the Schedules, is the parties’ entire agreement relating to the subject matter herein. Save as provided in any prior confidentiality obligations between the parties, this Agreement supersedes all prior or contemporaneous oral or written communications, proposals and representations with respect to its subject matter.

16.2	No modification to this Agreement will be binding unless in writing and signed by a duly authorized representative of each party.

16.3	This Agreement will be governed by and interpreted in accordance with the laws of California, but excluding conflict law rules and principles.

16.4	If any provision of the terms and conditions of this Agreement is determined to be unenforceable or illegal, such provision shall be deemed severed from the other provisions, which remain valid and enforceable.

16.5	Neither party may assign this Agreement in whole or in part without the prior written consent of the other party and of the Employee.

16.6	Except in the case of any permitted assignment of this Agreement, a person who is not a party hereto has no rights to enforce any provision of this Agreement.

16.7	The headings in this Agreement are inserted only for convenience and shall not affect its construction or interpretation.

16.8	In this Agreement, a reference to any statutory provision includes a reference to the statutory provision as modified or re-enacted from time to time and any subordinate legislation made under the statutory provision at any time and from time to time.

16.9	The following Schedules to this Agreement form part of this Agreement as if expressly set out herein.

Schedule 1: Details of Secondment

Schedule 2: The Services

Schedule 3: Intellectual Property

AS WITNESS the hands of the duly authorized representatives of the parties hereto the day and year first before written.

SIGNED by	)
for and on behalf of	)	/s/ Jack Lester
Vodafone Americas Inc.	)	By:
		Title:	CFO

SIGNED by	)
for and on behalf of	)	/s/ Martha Delehanty
Cellco Partnership	)	By:
(d/b/a “Verizon Wireless”))		Title:	VP-HR VZW

SCHEDULE 1

Details of Secondment

Vodafone:	Vodafone Americas Inc.

Secondment Company:	Cellco Partnership (d/b/a “Verizon Wireless”)

Employee:	John Townsend

Position:	Chief Financial Officer, Verizon Wireless

Visa type:	L1A Visa

Effective Date:	13 January 2005

Secondment Period:	24 months

Secondment Fee

• Employee Costs:	an amount equal to the Employee’s employee related costs during the Secondment Period, in accordance with the Employer’s policies and as notified by Employer to the Secondment Company from time to time, including: an annual salary of £220,000, as increased from time to time in accordance with Employer’s practices; overseas allowance; employee benefits; employment taxes, including social security, pensions and insurance (“Employee Costs”).

• Vodafone Costs:

an amount equal to all additional expenses relating to the Secondment met by Vodafone (“Vodafone Costs”)”

-        relocation costs (including, but not limited to, storage and shipping costs of personal effects and furniture)

-        fees for professional support in accordance with Vodafone Group International Assignment Policy (e.g., immigration, employee income tax support)

-        home leave for the Employee and his/her family consisting of flights, accommodation and car rental costs (or use of pool car)

-        others

• Overhead mark-up

2% of total Employee Costs and/or Vodafone Costs.

Note: This mark-up is charged by Employee’s ultimate employer (Vodafone Limited) and is passed along with no further mark-ups from Vodafone Americas Inc.

• Profit mark-up

5% of total Employee Costs and/or Vodafone Costs including the Overhead mark-up.

Note: This mark-up is charged by Employee’s ultimate employer (Vodafone Limited) and is passed along with no further mark-up from Vodafone Americas Inc.

• Secondment Company Costs:

Additional costs and expenses to be paid or reimbursed to Employee directly by the Secondment Company (or on its behalf):

-        initial living expenses

-        residential lease payouts up to USD5,000/month

-        residential utilities (e.g., electricity, gas, telephone, water, garbage, cable, etc.)

-        car rental/lease payments and car insurance

-        mobile telephone expenses

-        Business expenses incurred in the host country in accordance with and duly authorized per the Secondment Company’s policies and procedures.

-        School fees

Default Rates:	1.5% per month

SCHEDULE 2

The Services

[Performance of the duties of Chief Financial Officer of Cellco Partnership d/b/a Verizon Wireless.]

SCHEDULE 3

Intellectual Property

External Secondments

1.	The Secondment Company acknowledges that any Intellectual Property, developed or created by the Employee as part of the Secondment or which may result from any services provided to the Secondment Company pursuant to this Agreement including any improvement, modification and/or adaptation thereof (the “Secondment Intellectual Property”), shall belong to and vest in Vodafone absolutely to the fullest extent permitted bylaw.

2.	The Secondment Company shall have the right to use for the purpose of its business any copyright work made, originated or developed by the Employee in the course of performing the services described in Schedule 2, unless and until this Agreement is terminated by Vodafone under Clauses 8.3, 8.4 or 8.7, whereupon such right shall terminate automatically. For all other forms of Secondment Intellectual Property, Vodafone agrees to grant a license to the Secondment Company to use the same solely for the purpose of its business on reasonable and non-discriminatory terms to be agreed between the parties.